Exhibit 99.1

Dave & Buster’s Announces Chief Executive Officer Transition

Tarun Lal to Retire; Chief Financial Officer Darin Harper Appointed Chief Executive Officer

DALLAS, August 4, 2026 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc. (NASDAQ: PLAY) (“Dave & Buster's” or “the Company”), an owner, operator, and franchisor of entertainment and dining venues, announced that Tarun Lal informed the Board of Directors of his decision to retire as Chief Executive Officer, effective August 3, 2026, in order to spend more time with his family. The Board of Directors has appointed Darin Harper, the Company’s Chief Financial Officer, to succeed Mr. Lal as Chief Executive Officer, effective the same date. Mr. Lal will work closely with Mr. Harper on the transition and continue to serve as an advisor to the Company through at least the end of fiscal year 2027.
Mr. Harper has served as Chief Financial Officer of Dave & Buster’s since June 2024 and has nearly 30 years of relevant experience at various entertainment and restaurant companies. He has worked side by side with Mr. Lal in the design and execution of every element of the Company’s Back to Basics plan. The Board’s appointment of Mr. Harper reflects its confidence in Mr. Harper and the strength of the Company’s existing leadership team and its strong conviction in the Company’s strategy, execution, and culture.
“Leading Dave & Buster’s has been one of the great privileges of my career,” said Tarun Lal, Chief Executive Officer. “Recently, I have found myself needing to spend more time in India with my family. I have made the difficult personal decision to retire and transition full-time leadership to Darin, in whom I have great confidence. I plan to remain involved with the business and have complete confidence in where this business is headed. Our Back-to-Basics plan is gaining meaningful traction across marketing, food and beverage, operations, games, and remodels, and the team executing it is extremely high quality and capable. In addition to being a close partner since the day I arrived, Darin is among the most experienced executives in the industry. He knows every element of our strategy, he knows these iconic brands, and he has the full confidence of the Board, our leadership team, and me. Dave & Buster’s has the right strategy, the right team, and the right momentum, and I am certain its best days are ahead.”
“On behalf of the entire Board, I want to thank Tarun for his outstanding leadership and wish him and his family all the best,” said Kevin Sheehan, Chairman of the Board. “In his time as CEO, Tarun brought discipline, energy, and a relentless focus on the guest back to this business, and the Back-to-Basics plan has put the Company firmly on the right path. Darin is the clear choice to lead Dave & Buster's going forward and has the full support of the Board. He is an exceptional leader who understands every aspect of this business, is deeply respected throughout the organization, and has been instrumental in developing and executing the strategy that is now delivering results. We are highly confident that under Darin's leadership, the Company will continue to build on its momentum, grow the business, and create substantial value for our shareholders.”
“Tarun has played a key role in advancing the Company's strategic priorities and positioning Dave & Buster's for the future,” said Darin Harper, Chief Financial Officer and incoming Chief Executive Officer. “His leadership helped strengthen the organization, enhance execution across the business, and establish a solid platform for continued value creation. I look forward to working closely with Tarun during the transition and beyond, and on behalf of our entire team, I want to thank him for his partnership, leadership, and many contributions to Dave & Buster's. I am honored by the Board's confidence and excited for the opportunity ahead. I have complete confidence in our Back-to-Basics strategy, which is showing clear momentum. I further believe there is significant opportunity to build on the momentum already underway as we continue executing our same-store sales growth initiatives. We are laser focused on growing same store sales and EBITDA and generating significant free cash flow. This leadership team is fully energized to capture the clear and significant opportunities in front of us and drive meaningful improvement in operating performance and shareholder value.”

Cory Hatton, the Company’s Head of Entertainment Finance, Investor Relations & Treasurer, will serve as interim Chief Financial Officer while the Company conducts a search for its next Chief Financial Officer.
About Darin Harper
Darin Harper joined Dave & Buster’s as Chief Financial Officer in June 2024 with nearly 30 years of finance experience in both the public and private sectors working in multi-unit consumer, retail, and entertainment brands. Most recently, he was CFO of World Choice Investments, LLC, a leading operator of family entertainment attractions. Darin was previously EVP, Chief Financial Officer for Main Event Entertainment, Inc. from March 2017 through its acquisition by Dave & Buster's in June 2022. Contemporaneously with this role, he also served as Group CFO for Main Event's parent company, Ardent Leisure (ASX: CEH), based in Sydney, Australia, from June 2018 through June 2022. Prior to Main Event, he was a senior financial executive at other consumer businesses after beginning his career with PricewaterhouseCoopers.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc. is the owner and operator of 250 stores in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 184 Dave & Buster’s branded stores in 43 states, Puerto Rico, and Canada and offers guests the opportunity to “Eat Drink Play and Watch” all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 66 Main Event branded stores in 24 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. Internationally, the Company is in early-stage growth as a franchisor of its brands with six Dave & Buster’s franchise stores currently open. For more information about each brand, visit daveandbusters.com and mainevent.com.

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Investor@daveandbusters.com